Exhibit 10.1

December 21, 2011

Cynthia Feldmann

46 Jetty Lane

Falmouth, MA 02540

Dear Cynthia:

On behalf of HeartWare International, Inc., I am pleased to advise you that the Nominating and Governance Committee has recommended to the Board of Directors your appointment as a Director of HeartWare and your membership on the Audit and Compensation Committees of the Board.

At its February meeting, the Board is expected to vote to expand the number of members on the Board and to appoint you to fill the vacancy created by that action. Accordingly, you are invited to attend the meeting of the Board scheduled to be held on February 22, 2012 and to attend the meetings of the Audit and Compensation Committees scheduled to be held on February 21, 2012.

HeartWare non-executive Directors receive a retainer in the amount of $60,000 per annum plus incremental annual retainers for service on Board Committees, including $7,500 for service on Audit and $4,500 for service on Compensation. In addition, non-executive Directors are granted 1,000 Restricted Stock Units upon appointment plus 1,000 Restricted Stock Units and 1,000 Options to purchase HeartWare shares annually. In accordance with the Listing Rules of the Australian Stock Exchange, stockholder approval is required for all equity awards to Directors which is generally obtained at the Annual Meeting of Stockholders.

Prior to the February meeting, we will request information from you in connection with our required filings with the SEC, NASDAQ and ASX and following the February meeting we will disclose your appointment in a Form 8K. We will also provide you with a copy of our Insider Trading Policy and similar materials. Attached for your information is a schedule of 2012 Board and Committee meeting dates. The live meetings dates contemplate Committee meetings the afternoon before the date indicated and a Board dinner the night before.

Please do not hesitate to contact me with any questions or concerns you might have.

With highest regards,

/s/ Lawrence Knopf

Lawrence Knopf

Cc: Douglas Godshall